As filed with the Securities and Exchange             Registration No. 33-60477
Commission on April 4, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-2 TO
         REGISTRATION STATEMENT (Previously filed on Form S-1) UNDER THE
                             SECURITIES ACT OF 1933

                    Aetna Life Insurance and Annuity Company
--------------------------------------------------------------------------------

                                   Connecticut
                                 --------------

                                   71-0294708
--------------------------------------------------------------------------------

       151 Farmington Avenue, Hartford, Connecticut 06156, (860) 273-7834

                            Susan E. Bryant, Counsel
                    Aetna Life Insurance and Annuity Company
            151 Farmington Avenue, RE4A, Hartford, Connecticut 06156
                                 (860) 273-7834
--------------------------------------------------------------------------------
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

--------------------------------------------------------------------------------
The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CROSS REFERENCE SHEET
                           Pursuant to Regulation S-K
                                   Item 501(b)

Form S-2
Item No.          Information Required in Prospectus                     Location in Prospectus
--------          ----------------------------------                     -----------------------
   1         Forepart of the Registration Statement and Outside Front
             Cover Page of Prospectus.............................      Outside Front Cover

   2         Inside Front and Outside Back Cover
             Pages of Prospectus..................................      Table of Contents (inside front cover)

   3         Summary Information, Risk Factors ...................      Summary

             Ratio of Earnings to Fixed Charges...................      Not Applicable

   4         Use of Proceeds......................................      Investments

   5         Determination of Offering Price......................      Not Applicable

   6         Dilution.............................................      Not Applicable

   7         Selling Security Holders.............................      Not Applicable

   8         Plan of Distribution.................................      Description of the Account

   9         Description of Securities to be Registered...........      Description of the Account

   10        Interests of Named Experts and Counsel...............      Not Applicable




Form S-2
Item No.          Information Required in Prospectus                       Location in Prospectus
--------          ----------------------------------                     -----------------------
   11        Information with Respect to the
             Registrant...........................................      Not Applicable

   12        Incorporation of Certain Information by Reference....      Incorporation of Certain Information by
                                                                        Reference; Experts

   13        Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities.......      Indemnification

                        GUARANTEED ACCUMULATION ACCOUNT

                          a Guaranteed Interest Option

                   available under Variable Annuity Contracts
                                   issued by
                   Aetna Life Insurance and Annuity Company

     This Prospectus describes the Guaranteed Accumulation Account ("GAA"), a credited interest funding option available under certain variable annuity contracts issued by Aetna Life Insurance and Annuity Company (the "Company"). The Company guarantees stipulated rates of interest for stated periods of time on amounts applied to GAA. During a specified period of time, amounts may be allocated to available "guaranteed terms" within either a short-term or long-term classification. Interest is credited daily at a rate that will provide a guaranteed annual effective yield over the period of one year. Guaranteed interest rates will never be less than the minimum rate specified in the Contract. THE COMPANY CANNOT PREDICT OR GUARANTEE FUTURE LEVELS OF GUARANTEED INTEREST RATES NOR GUARANTEE WHAT SUCH RATES WILL BE UNTIL THEY ARE DECLARED FOR EACH GUARANTEED TERM.

     All of the general assets of the Company, including amounts deposited to GAA, are available to meet the guarantees under GAA. These assets are chargeable with liabilities arising out of other business of the Company. The Company will invest the amounts received in relation to GAA primarily in investment-grade fixed income securities. Contract Holders do not have any claim against specific assets of the Company relating to GAA.

     WITHDRAWALS OR TRANSFERS FROM A GUARANTEED TERM PRIOR TO THE END OF THAT GUARANTEED TERM MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT. WITHDRAWALS FROM THE CONTRACT MAY ALSO BE SUBJECT TO A DEFERRED SALES CHARGE AND/OR A MAINTENANCE FEE AT THE TIME OF WITHDRAWAL. It is possible that you may receive an amount less than the amount paid into the Contract for surrenders of amounts held under the Contract. (See "Market Value Adjustment" and "Contract Charges," as well as the Contract Prospectus.)

                                --------------

THIS PROSPECTUS AND OTHER INFORMATION ABOUT THE COMPANY REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAN BE FOUND IN THE SEC'S WEB SITE AT "HTTP://WWW.SEC.GOV."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

                                --------------

                      This Prospectus is dated May 1, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     This Prospectus is accompanied by a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996. Reference is made to Form 10-K for a description of the Company and its business, including financial statements.

     The Company intends to deliver to holders of outstanding Contracts account statements at least annually and such other periodic reports as may be required by law, but it is not anticipated that any such reports will include periodic financial statements or information concerning the Company.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's latest Annual Report on Form 10-K, filed with the Commission pursuant to Section 15(d) of the Exchange Act, is incorporated by reference into this Prospectus and must accompany this Prospectus. The Form 10-K contains additional information about the Company, including certified financial statements for the Company's latest fiscal year. No other reports have been filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by that Form 10-K.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Aetna Life Insurance and Annuity Company, 151 Farmington Avenue, Hartford, Connecticut 06156, telephone (800)-GAA-Fund or (800)-422-3863.

                                TABLE OF CONTENTS


                                                                        Page
AVAILABLE INFORMATION   .............................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE    ..................      2
GLOSSARY    .........................................................      4
SUMMARY  ............................................................      5
 Description of the Guaranteed Accumulation Account   ...............      5
 Guaranteed Rates and Guaranteed Terms    ...........................      5
 Transfers and Withdrawals    .......................................      5
 Market Value Adjustment   ..........................................      5
 Maturity of a Guaranteed Term   ....................................      6
 Maturity Value Transfer Provision  .................................      6
 Contract Charges    ................................................      6
 Investments   ......................................................      6
 Guaranteed Account Notifications   .................................      6
DESCRIPTION OF THE GUARANTEED ACCUMULATION ACCOUNT    ...............      7
 General    .........................................................      7
 Contributions to GAA   .............................................      7
 Deposit Period   ...................................................      7
 Guaranteed Term  ...................................................      8
 Guaranteed Term Classifications    .................................      8
 Guaranteed Interest Rates    .......................................      8
 Maturity of a Guaranteed Term   ....................................      9
 Maturity Value Transfer Provision  .................................      9
TRANSFERS   .........................................................      9
 Transfers from GAA  ................................................     10
 Transfers Between Guaranteed Term Classifications    ...............     10
SURRENDERS  .........................................................     10
MARKET VALUE ADJUSTMENT    ..........................................     11
 Deposit Period Yield   .............................................     11
 Current Yield    ...................................................     11
 MVA Formula   ......................................................     12
CONTRACT CHARGES  ...................................................     12
MISCELLANEOUS  ......................................................     12
 Annuity Period   ...................................................     12
 Deferral of Payments   .............................................     12
 Reinstatement    ...................................................     13
 Contract Loans (403(B) Plans Only)    ..............................     13
INVESTMENTS    ......................................................     13
DISTRIBUTION OF CONTRACTS  ..........................................     14
TAX CONSIDERATIONS   ................................................     14
 Taxation of the Company   ..........................................     14
 Taxation of Annuities  .............................................     14
EXPERTS  ............................................................     14
LEGAL MATTERS  ......................................................     15
FURTHER INFORMATION  ................................................     15
INQUIRIES   .........................................................     15
APPENDIX I--Examples of Market Value Adjustment Calculations   ......     16
APPENDIX II--Examples of Market Value Adjustment Yields  ............     18

                                    GLOSSARY

     The following terms are defined as they are used in this Prospectus:

Accumulation Period: The period during which Purchase Payment(s) are accumulated to provide future annuity benefits.

Aggregate Market Value Adjustment Amount: The sum of all Market Value Adjustments calculated due to a surrender or transfer from Guaranteed Terms prior to the end of those Guaranteed Terms. This total may be a positive or negative figure.

Annuity: A series of payments for life or a definite period.

Annuity Period: The period during which Annuity payments are made.

Contract Holder: The entity to which the Contract is issued. The Contract Holder is usually the employer, sponsor or trustee.

Deposit Period: The period of time during which one or more Purchase Payments or transfers of accumulated values may be made to available Guaranteed Terms to receive stipulated interest rates for stated periods of time. A Deposit Period may be a month, a calendar quarter, or any other period of time specified by the Company.

Guaranteed Interest Rates: The interest rate(s) guaranteed to be credited, for a stated period of time, on amounts applied to a GAA Guaranteed Term during a specific Deposit Period. Interest rates are annual effective yields reflecting a full year's interest. Interest is credited daily.

Guaranteed Term: The period of time specified by the Company during which one or a series of Guaranteed Interest Rates are credited.

Guaranteed Term Classifications: The grouping of Guaranteed Terms according to their time to maturity:

   Short-Term--All Guaranteed Terms of 3 years or less; or Long-Term--All Guaranteed Terms of between 3 and 10 years.

Home Office: The Company's principal executive office located at 151 Farmington Avenue, Hartford, Connecticut 06156.

Market Value Adjustment (MVA): An adjustment, if applicable, to the amount withdrawn or transferred from a Guaranteed Term prior to the end of that Guaranteed Term. The adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit and is computed using the formula given in the Contract. The adjustment is expressed as a percentage of each dollar being withdrawn.

Market Value Adjustment Amount (MVA Amount): The amount by which the funds being withdrawn or transferred from a Guaranteed Term is increased or decreased due to the MVA.

Maturity Value Transfer Provision: A provision that is available at maturity when the Company automatically reinvests the total maturing Guaranteed Term value into the open Deposit Period. This provision allows Contract Holders or Participants to transfer or surrender the automatically reinvested value, without an MVA, to an open Deposit Period within either Guaranteed Term Classification or to other available investment options until the last business day of the month following the maturity of a Guaranteed Term. This provision only applies to the first request received from the Contract Holder, or if applicable, Participant with respect to a particular matured Guaranteed Term. The last business day of the month is defined as the last business day of the month when the New York Stock Exchange is open.

Participant ("You"): An eligible person participating under a Variable Annuity Contract.

Purchase Payment(s): The gross payment(s) made to the Company under a Contract.

Variable Annuity Contract: An Annuity Contract providing for the accumulation of values, and for retirement payments which vary in dollar amount with investment results.

                                    SUMMARY

DESCRIPTION OF THE GUARANTEED ACCUMULATION ACCOUNT

     The Guaranteed Accumulation Account ("GAA") is a guaranteed interest option available as a funding option under certain Variable Annuity Contracts issued by the Company. Amounts invested in GAA are credited with interest rates guaranteed by the Company for stated periods of time. Amounts must remain in GAA for the full Guaranteed Term to receive the quoted interest rates. Withdrawals or transfers from a Guaranteed Term before the end of the Guaranteed Term may be subject to a Market Value Adjustment.

     During a Deposit Period, Contract Holders or, if applicable, Participants may direct some or all of their Purchase Payment(s) to GAA. Although the Company may impose a minimum Purchase Payment on a Contract, there is no minimum amount of payment if the investment comes from a Purchase Payment. Transfers of accumulated amounts from other funding options to GAA are also allowed.

     More specifically, Contract Holders or, if applicable, Participants may allocate Purchase Payments or transfer accumulated values during a Deposit Period to available Guaranteed Terms within the Short-Term and Long-Term Classifications. (See "Guaranteed Term Classifications.")

GUARANTEED RATES AND GUARANTEED TERMS

     Interest is credited daily at a rate that will provide the guaranteed annual effective yield over the period of one year. The Company will declare the Guaranteed Interest Rate(s) for all available Guaranteed Terms prior to the Deposit Period for those Guaranteed Terms. These Guaranteed Interest Rate(s) are guaranteed for that Deposit Period and for the length of the Guaranteed Term. Guaranteed Interest Rates will never be less than the annual effective rate stated in the Contract. (See "Guaranteed Interest Rates").

TRANSFERS AND WITHDRAWALS

     Full or partial surrenders and transfers to other funding options under the Contract are permitted from GAA. In addition, transfers from Guaranteed Terms within one Guaranteed Term Classification may be made to the current Deposit Period of other Guaranteed Terms within a different Guaranteed Term Classification. However, amounts applied to a Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except for transactions processed under the Maturity Value Transfer Provision. This restriction may not apply in all circumstances.

     Contract Holders or, if applicable, Participants may choose the Guaranteed Term Classification(s) from which amounts will be first withdrawn due to a transfer or partial surrender. Amounts are withdrawn starting with the oldest Guaranteed Term which has not reach maturity from each Guaranteed Term Classification chosen. (See "Surrenders" and "Transfers and Withdrawals.")

MARKET VALUE ADJUSTMENT

     Amounts withdrawn or transferred from a Guaranteed Term prior to the Maturity Date may be subject to a Market Value Adjustment. The Market Value Adjustment reflects the change in the value of the investment due to changes in interest rates since the date of deposit, and may be positive or negative depending on interest rate activity at the time of such withdrawal.

     If amounts are withdrawn from GAA due to annuitization under one of the lifetime Annuity options described in the Contract Prospectus, only the positive Aggregate Market Value Adjustment, if any, is applied. Only a positive Aggregate Market Value Adjustment amount, if any, is applied to amounts withdrawn from GAA due to the death of a Participant if withdrawn within the first six months after the date of death. (See "Market Value Adjustment" and "Annuity Period.")

MATURITY OF A GUARANTEED TERM

     On or before maturity of the Guaranteed Term, a Contract Holder or, if applicable, Participant, may instruct the Company to, on maturity, (a) transfer the matured value to one or more new Guaranteed Terms available under the current Deposit Period, (b) transfer the matured value to one or more of the variable funding options available under the Variable Annuity Contract, or (c) surrender the matured value. In all three instances, no Market Value Adjustment would be applicable to the transferred or surrendered matured value. However, a deferred sales charge may be assessed on the amount surrendered from the Contract. (See "Transfers" and "Surrenders.")


     If the Company does not receive direction from the Contract Holder or Participant, if applicable, at its Home Office by the maturity date of the Guaranteed Term, the amount from the maturing Guaranteed Term will generally be transferred to the available Deposit Period for the Guaranteed Term having the shortest maturity within the same Guaranteed Term Classification. (See "Maturity of a Guaranteed Term.")


MATURITY VALUE TRANSFER PROVISION

     The Maturity Value Transfer Provision is available at maturity when the Company automatically reinvests the total maturing Guaranteed Term value into the open Deposit Period. This provision allows Contract Holders or Participants, if applicable, to transfer or surrender, without a Market Value Adjustment, all or a portion of the matured value that was transferred to a new Guaranteed Term by default (if applicable, a deferred sales charge may still be assessed on the surrendered amount). (See "Maturity of a Guaranteed Term.")

CONTRACT CHARGES

     Certain charges such as the mortality and expense risk charge and administrative expense charge are assessed under the Contract to compensate the Company for costs associated with administering the Contract. These charges are not deducted from GAA. Other charges, such as deferred sales charges, maintenance fees, premium taxes and transfer fees, as well as any federal income taxes and tax penalties, may be deducted from amounts held in or transferred from GAA. For a description of all fees and charges deducted under the Contract, see "Contract Charges" and the Contract Prospectus.

INVESTMENTS

     The interest rate(s) credited during any Guaranteed Term does not necessarily relate to investment performance. As in the case of all of the Company's general account assets, deposits received under the GAA option, regardless of which Guaranteed Term Classification is used, will generally be invested in federal, state and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate, certain other fixed income investments, and cash or cash equivalents. All of the general assets of the Company are available to meet the guarantees under the GAA. (See "Investments.")

GUARANTEED ACCOUNT NOTIFICATIONS

     At least 18 calendar days prior to the maturity date, the Company will notify you of a Guaranteed Term's maturity. The notice will also include information relating to the current Deposit Period's Guaranteed Interest Rates and the available Guaranteed Terms. At any time, you may obtain information concerning available Deposit Periods, Guaranteed Interest Rates, and Guaranteed Terms through the use of a toll-free telephone number within five business days before the upcoming maturity date (1-800-GAA-FUND or 1-800-422-3863). (See "Description of the Guaranteed Accumulation Account--General" and "Maturity of a Guaranteed Term.")

                               DESCRIPTION OF THE
                        GUARANTEED ACCUMULATION ACCOUNT

GENERAL

     This Prospectus describes the provisions of the Guaranteed Accumulation Account ("GAA"), a guaranteed interest option available under Variable Annuity Contracts ("Contracts") issued by Aetna Life Insurance and Annuity Company ("Company"). Amounts allocated to GAA are held in a noninsulated, nonunitized separate account. (See "Investments.")

     GAA offers guaranteed interest rates ("Guaranteed Interest Rates") for stated periods of time ("Guaranteed Terms"). All Purchase Payments or transfers to GAA during a specific period of time ("Deposit Periods") participate in a specific Guaranteed Term with corresponding Guaranteed Interest Rates. Guaranteed Terms are classified according to their length of time to maturity ("Guaranteed Term Classifications"). Each Deposit Period may offer various Guaranteed Terms within one or both Guaranteed Term Classifications. A Market Value Adjustment, which may be positive or negative, may be applied to any values withdrawn or transferred from a Guaranteed Term prior to the end of that Guaranteed Term, except for amounts transferred under the Maturity Value Transfer Provision. However, if funds are withdrawn from Guaranteed Terms due to the death of the Participant within six months after the Participant's date of death, only a positive Aggregate Market Value Adjustment Amount, if any, will be applied. After the six-month period, the positive or negative Aggregate Market Value Adjustment Amount will be applied. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied to any values withdrawn from Guaranteed Terms due to annuitization under one of the lifetime Annuity options. If funds are transferred from one Guaranteed Term prior to the end of that Guaranteed Term to a Guaranteed Term of the other Guaranteed Term Classification, a Market Value Adjustment (positive or negative) is applied.

     The Company maintains a toll-free telephone number for Contract Holders or, if applicable, Participants wishing to obtain information concerning available Deposit Periods, Guaranteed Interest Rates, and Guaranteed Terms. The telephone number is 1-800-GAA-FUND (1-800-422-3863). In addition, the Company will send notification of the upcoming Deposit Period dates and information on the current Guaranteed Interest Rates, Guaranteed Terms and projected matured Guaranteed Term values to Contract Holders, or, if applicable, Participants who have funds in a maturing Guaranteed Term. This notification will be sent at least 18 calendar days prior to the maturity of a Guaranteed Term.

CONTRIBUTIONS TO GAA

     Amounts may be applied to Guaranteed Terms available in a current Deposit Period by allocating one or more Purchase Payment(s) to GAA or by transferring accumulated value(s) from other funding options available under the Contract or from other Guaranteed Terms. Although the Company may impose a minimum Purchase Payment on a Contract, there is no minimum Purchase Payment required for a Guaranteed Term. Please refer to the applicable Contract prospectus.

     Amounts applied to a Guaranteed Term during a Deposit Period may not be transferred during that Deposit Period or for 90 days after the close of that Deposit Period, except under the Maturity Value Transfer Provision.

DEPOSIT PERIOD

     The Deposit Period is a period of time during which one or more Purchase Payments or transfers from other Contract funding options or other Guaranteed Terms may be made to available Guaranteed Terms to receive stipulated Guaranteed Interest Rates for stated periods of time. Each Deposit Period may be a month, a calendar quarter, or any other period of time specified by the Company.

     Both Guaranteed Term Classifications will be available during each Deposit Period. In addition, more than one Guaranteed Term within a Guaranteed Term Classification may be available during each Deposit Period. For example, a Deposit Period might offer a 1-year and a 3-year Guaranteed Term under the Short-Term Classification and a 5-year and a 7-year Guaranteed Term under the Long-Term Classification.

GUARANTEED TERM

     A Guaranteed Term is the period of time specified by the Company during which one or a series of Guaranteed Interest Rates are credited. Guaranteed Terms are offered at the Company's discretion for various lengths of time ranging from one to ten years.

GUARANTEED TERM CLASSIFICATIONS

     Guaranteed Term Classifications refer to the grouping of Guaranteed Terms according to their time to maturity. The following are the Guaranteed Term
Classifications:

     Short-Term--All Guaranteed Terms of 3 years or less; or Long-Term--All Guaranteed Terms of between 3 and 10 years.

     During each Deposit Period, the Company may offer more than one Guaranteed Term within each Guaranteed Term Classification. Contract Holders or, if applicable, Participants may elect to allocate Purchase Payments to Guaranteed Terms within one or both of these Guaranteed Term Classifications during a Deposit Period.

GUARANTEED INTEREST RATES

     Guaranteed Interest Rates are the interest rates that are guaranteed to be credited on amounts applied during a Deposit Period for a specific Guaranteed Term. Guaranteed Interest Rates are annual effective yields, reflecting a full year's interest. The interest is credited daily at a rate that will produce the guaranteed annual effective yield over the period of one year.

   Guaranteed Interest Rates are credited according to the length of the Guaranteed Term as follows:

   [bullet] Guaranteed Terms of One Year or Less: A Guaranteed Interest Rate is credited from the date of deposit to the last day of the Guaranteed Term.

   [bullet] Guaranteed Terms of Greater than One Year: Several different
            Guaranteed Interest Rates may be applicable during a Guaranteed Term of more than one year. The initial Guaranteed Interest Rate is credited from the date of deposit to the end of a specified period within the Guaranteed Term. The remainder of the Guaranteed Term may also allow for several different Guaranteed Interest Rates for subsequent specific periods of time. For example, a 5-year Guaranteed Term may guarantee 5% for the first year, 4.75% for the next two years, and 4.5% for the remaining two years.

     The Company will announce the available Guaranteed Terms and current Guaranteed Interest Rates for each Deposit Period at least 18 calendar days prior to the start of each Deposit Period. In no event will the Company guarantee or credit a Guaranteed Interest Rate less than the minimum rate specified in the Contract. In addition, GAA does not allow for the crediting of interest above the Guaranteed Interest Rates which are announced by the Company prior to the start of a Deposit Period.

     The Company's determination of Guaranteed Interest Rates is influenced by, but not necessarily correspond to, interest rates available on fixed income investments which the Company may acquire using amounts deposited into GAA (see "Investments"). In addition, the Company will consider other factors in determining Guaranteed Interest Rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

     THE COMPANY MAKES THE FINAL DETERMINATION REGARDING GUARANTEED INTEREST RATES. THE COMPANY CANNOT PREDICT THE LEVEL OF FUTURE GUARANTEED INTEREST RATES.

MATURITY OF A GUARANTEED TERM

     At least 18 calendar days prior to the maturity of a Guaranteed Term, the Company will send notification to Contract Holders or, if applicable, Participants of the upcoming Deposit Period, the projected value for the amount maturing in the Guaranteed Term and the Guaranteed Interest Rate and Guaranteed Term for the current Deposit Period. Contract Holders or, if applicable, Participants may transfer amounts in any maturing Guaranteed Term to new Guaranteed Terms, if available under the Contract. The amount in any maturing Guaranteed Term may also be transferred into any other allowable option(s) available under the Contract. There is no Market Value Adjustment applied to amounts transferred or surrendered from a Guaranteed Term on the date that Guaranteed Term matures; however, a deferred sales charge, if applicable, may be assessed.

     If the Company does not receive direction from the Contract Holder or, if applicable, the Participant at its Home Office (or any other designated office) by the maturity date of a Guaranteed Term, the Company will automatically transfer the matured value to a Guaranteed Term having the shortest maturity within the same Guaranteed Term Classification that will be available for the new Deposit Period. The new Guaranteed Term may have a different length of time to maturity than the maturing Guaranteed Term. For example, if a 3-year Guaranteed Term matures and no direction is received, amounts in this maturing Guaranteed Term will be transferred to the 2-year Guaranteed Term, which is the Guaranteed Term available within the Short-Term Classification of the new Deposit Period. If, however, only one Term is available within the Classification, then the matured Guaranteed Term value will be reinvested in that Term. If GAA is not available for new deposits under the Contract, the matured Guaranteed Term will be reinvested in the money market variable investment option available under the Contract, or as otherwise provided under the contract.

     Once the matured amount has been transferred, the Contract Holder or, if applicable, Participant will receive a statement confirming the transfer, along with information on the new Guaranteed Rate(s) and Guaranteed Term.

MATURITY VALUE TRANSFER PROVISION

     The Maturity Value Transfer Provision is available at maturity when the Company automatically reinvests the total maturing Guaranteed Term value into the open Deposit Period. This provision allows Contract Holders or Participants to transfer or surrender, without a Market Value Adjustment, the matured value that was transferred by the Company to a new Guaranteed Term (if applicable, a deferred sales charge may be assessed on the amount surrendered from the Contract). If all of the matured value is transferred or surrendered under the Maturity Value Transfer Provision, any interest accrued under the current Guaranteed Term will be credited through the date of transfer or surrender. The right to make a transfer or surrender under the Maturity Value Transfer Provision is available until the last business day of the month following the maturity date of a Guaranteed Term. The last business day of the month is defined as the last business day of the month that the New York Stock Exchange is open. The Maturity Value Transfer Provision only applies to the first request received from the Contract Holder, or, if applicable, Participant, with respect to a particular matured Guaranteed Term value.

                                   TRANSFERS

     As described in the Contract Prospectus, all or any portion of accumulated values under the Contract may be transferred at least 12 times during a calendar year, without a transfer charge. Under some Contracts, after 12 such transfers, each additional transfer is subject to a transfer charge of not more than $10, deducted from the Contract value. Under other Contracts, unlimited transfers may be made without charge. Please refer to the applicable Contract prospectus.

     Amounts applied to a Guaranteed Term during a Deposit Period may not be transferred to any other funding option or Guaranteed Term during that Deposit Period or for 90 days after the close of that Deposit Period.

     Funds transferred under the Maturity Value Transfer Provision or upon the maturity of a Guaranteed Term are not counted as one of the 12 free transfers of accumulated values allowed per calendar year by those Contracts allowing 12 free transfers. In addition, no Market Value Adjustment is applied to the matured Guaranteed Term value transferred upon maturity of a Guaranteed Term or for values withdrawn or transferred from a Guaranteed Term under the Maturity Value Transfer Provision.

     When a request is made to transfer a specific dollar amount in circumstances in which a Market Value Adjustment is applicable, the Market Value Adjustment will be included in the determination of the amount withdrawn from a Guaranteed Term(s) to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the requested dollar amount. (See "Appendix I" for an example.)

TRANSFERS FROM GAA

     Contract Holders or, if applicable, Participants can choose the Guaranteed Term Classification from which Funds will be first withdrawn. The Company withdraws funds starting from the oldest Guaranteed Term which has not reached maturity within the Guaranteed Term Classification chosen. If no direction is received, funds are withdrawn pro rata among the Guaranteed Term Classifications, starting with the oldest Guaranteed Term which has not reached maturity, and any other investment options. A positive or negative Market Value Adjustment is applied to the amount requested for transfer. (See "Market Value Adjustment.")

TRANSFERS BETWEEN GUARANTEED TERM CLASSIFICATIONS

     Transfers are permitted from Guaranteed Terms within the Short-Term Classification to available Long- Term Guaranteed Terms of a current Deposit Period. Transfers are also permitted from Guaranteed Terms within the Long-Term Classification to available Short-Term Guaranteed Terms of a current Deposit Period. For example, funds may be transferred from a 3-year Guaranteed Term (any time after 90 days from the close of the Deposit Period applicable to that 3-year Guaranteed Term) to the open Deposit Period of a 7-year Guaranteed Term. Funds will be first transferred from the oldest Deposit Period for which the Guaranteed Term has not reached maturity. A Market Value Adjustment is assessed on the transferred amount. The transfer is counted as one of the 12 free transfers allowed each year by those Contracts allowing 12 free transfers.

     A transfer of value from one Guaranteed Term prior to maturity of that Guaranteed Term to another Guaranteed Term within the same Guaranteed Term Classification is not permitted under any of the Contracts.

                                  SURRENDERS

     The Contract allows for full or partial surrenders at any time during the Accumulation Period. To make a full or partial surrender, a surrender request form must be properly completed and submitted to the Company's Home Office (or any other designated office). Partial surrenders are made pro rata among the Contract funding options unless requested otherwise by the Contract Holder or, if applicable, the Participant. For surrender purposes, each Guaranteed Term Classification is considered a separate funding option.

     The portion of the partial surrender made from GAA is withdrawn from the Guaranteed Term Classification elected by the Contract Holder or, if applicable, the Participant. Within the elected Guaranteed Term Classification, funds will be removed starting with the oldest Guaranteed Term which has not reached maturity. If no Guaranteed Term Classification is elected, the Company will withdraw funds from Guaranteed Terms in each Guaranteed Term Classification (starting with the oldest Guaranteed Term which has not reached maturity) in the same proportion as the value of each Guaranteed Term Classification has to the total value of the Contract.

     A Market Value Adjustment is applied to the amount surrendered if surrendered prior to the end of a Guaranteed Term, except for values surrendered under the Maturity Value Transfer Provision. The surrendered amount may also be subject to a deferred sales charge and a maintenance fee. Please refer to the applicable Contract prospectus for information regarding deferred sales charges and maintenance fees.

     When a request for a partial surrender of a specific dollar amount is made, the Market Value Adjustment will be included in the determination of the amount withdrawn from a Guaranteed Term to fulfill the request. Therefore, the amount actually withdrawn from the Guaranteed Term(s) may be more or less than the requested dollar amount. (See "Appendix I" for an example.)

                            MARKET VALUE ADJUSTMENT

     A Market Value Adjustment ("MVA") is applied to amounts transferred or withdrawn from GAA prior to the end of a Guaranteed Term. In order to accommodate these surrenders or transfers, the Company may need to liquidate certain assets or use existing cash flow which would otherwise be available to invest at current interest rates. The assets may be sold at a profit or a loss depending upon market conditions. This MVA reflects the changes in interest rates since the Deposit Period. When interest rates increase after the Deposit Period, the value of the investment decreases and the Market Value Adjustment Amount may become negative. Conversely, when interest rates decrease after the Deposit Period, the value of the investment increases and the Market Value Adjustment Amount may be positive.

     The MVA is a factor applied to amounts withdrawn from a Guaranteed Term prior to the end of the Guaranteed Term in connection with transfers (including transfers made in order to elect a nonlifetime Annuity option) and surrenders. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied to funds withdrawn from Guaranteed Terms due to the death of the Participant if withdrawn within six months after the Participant's date of death. After the six month period, the calculated Aggregate Market Value Adjustment Amount (positive or negative) is applied. If funds are withdrawn from Guaranteed Terms due to annuitization of the Contract under one of the lifetime Annuity options only a positive Aggregate Market Value Adjustment Amount, if any, is applied. If two or more consecutive Guaranteed Terms have the same Guaranteed Interest Rate(s) and mature on the same date, the Company will calculate MVA's applicable to each Guaranteed Term. The most favorable MVA to the Contract Holder or Participant will be applied to any surrender or transfer from either Guaranteed Term prior to the Guaranteed Terms' maturity.

     Market Value Adjustment Amounts can be positive or negative and therefore the imposition of an MVA may increase or decrease the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer. The MVA Amount depends on the relationship of the Deposit Period yield of U.S. Treasury Notes that mature in the last quarter of the Guaranteed Term, to the current yield of such U. S. Treasury Notes at the time of withdrawal. In general, if the current yield is the lesser of the two, the MVA will decrease the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer; if the current yield is the higher of the two, the MVA will increase the amount withdrawn from a Guaranteed Term to satisfy the request for surrender or transfer.

     The MVA involves a Deposit Period yield and a current yield. An adjustment is made in the formula of the MVA to reflect the period of time remaining in the Guaranteed Term from the Wednesday of the week of withdrawal. To determine the Deposit Period yield and the current yield, certain information must be obtained about the prices of outstanding U.S. Treasury issues. This information may be found each business day in publications such as the Wall Street Journal which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the Deposit Period yield and the current yield for the MVA calculation.

DEPOSIT PERIOD YIELD

     Determining the Deposit Period yield used in the MVA calculation involves consideration of interest rates prevailing during the Deposit Period of the Guaranteed Term from which the withdrawal will be made. First, the Treasury Notes that mature in the last three months of the Guaranteed Term are identified, and then, the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the Deposit Period are determined. The resulting percentages are then averaged to determine the Deposit Period yield.

CURRENT YIELD

     To determine the current yield, use the same Treasury Notes identified for the Deposit Period yield:

     Treasury Notes that mature in the last three months of the Guaranteed Term. However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal. Average these percentages to determine the current yield.

     For example, assume the withdrawal will be processed on May 15, 1997. List the yield-to-maturity percentage figures as of May 9, 1997 for the same Treasury Notes that determined the Deposit Period yield. Average these yields to determine the current yield.

MVA FORMULA

     The mathematical formula used to determine the MVA is:

   {(1 + i)}    x
   ---------   ---
    (1 + j)    365

where "i" is the deposit period yield; "j" is the current yield; and "x" is the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term. (For examples of how to calculate MVAs, please refer to "Appendix I.")

                                CONTRACT CHARGES

     Certain charges are deducted directly or indirectly from the funding options available under the Contract.

     If the Contract allows for the deduction of a maintenance fee on an annual basis, the fee is deducted on a pro rata basis from all funding options, including GAA. In addition, the maintenance fee is deducted upon total surrender of a Contract.

     A deferred sales charge, if applicable, is also deducted upon a full or partial surrender of some Contracts. If the surrender occurs prior to the maturity of a Guaranteed Term, the deferred sales charge and the MVA will be assessed.

     During each calendar year, the Contract Holder (or the Participant, if authorized) may change the allocation of future Purchase Payments among the investment options allowed by the Contract. Unlimited allocation changes are allowed. In addition, we allow unlimited transfers of accumulated values to available investment options during the Accumulation Period. We allow at least 12 free transfers in any calendar year. Thereafter, under some Contracts, we reserve the right to charge $10 for each subsequent transfer.

     Mortality and expense risk charges and other asset-based charges that may be deducted from variable funding options are not deducted from any credited interest option under the Contract (including GAA). These charges are only applicable to the variable funding options.

     Please refer to the applicable Contract prospectus for further details on Contract deductions. The Contract prospectus includes a full description of the sales charges made upon withdrawal.

                                 MISCELLANEOUS

ANNUITY PERIOD

     GAA cannot be used as an option during the Annuity Period. Prior to annuitization, values in Guaranteed Terms must be transferred to one or more of the funding options which allow for Annuity payments. The Aggregate Market Value Adjustment Amount (positive or negative) is applied to any amount transferred from Guaranteed Terms before the end of those Guaranteed Terms due to annuitization to the nonlifetime Annuity option available under the Contract. Only a positive Aggregate Market Value Adjustment Amount, if any, is applied due to annuitization to a lifetime Annuity option. Please refer to the applicable Contract Prospectus for a discussion of the Annuity Period.

DEFERRAL OF PAYMENTS

     Under certain emergency conditions, the Company may defer payment of a GAA surrender value for a period of up to 6 months. Please refer to the applicable Contract Prospectus for further details.

REINSTATEMENT

     The Contract Holder or, if applicable, the Participant may elect to reinstate all or a portion of the proceeds received from a full surrender within 30 days after such surrender. Any amounts reinstated to GAA will be applied to the current Deposit Period. Within the current Deposit Period, amounts are then proportionately reinstated to the Guaranteed Term Classifications in the same manner as the amounts were allocated prior to surrender. Any negative MVA amount applied to a surrender is not included in the reinstatement. Please refer to the applicable Contract prospectus for further details on reinstatement of the Contract.

CONTRACT LOANS (403(b) PLANS ONLY)

     The GAA value is included in determining the value of a Contract against which a loan may be made. However, loans may not be made from amounts held in GAA. In order to receive amounts held in GAA as a loan, the amounts must first be transferred to a funding option from which loans may be made (see the applicable Contract prospectus for further information on Contract loans). Amounts transferred from Guaranteed Terms due to a loan request will be subject to an MVA.

                                  INVESTMENTS

     Amounts applied to Guaranteed Terms under the Short-Term Classification of GAA will be deposited into the Company's general account which supports insurance and annuity obligations.

     General account assets of the Company must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations; corporate bonds; preferred stocks; real estate mortgages; real estate and certain other fixed income investments. All of the general assets of the Company, including amounts deposited to GAA, are available to meet the guarantees under GAA. These assets are chargeable with liabilities arising out of any other business of the Company.

     Amounts applied to Guaranteed Terms under the Long-Term Classification of GAA will be deposited to and accounted for in a noninsulated, nonunitized separate account established under Title 38a, Section 38a-433, of the Connecticut General Statutes. A nonunitized separate account is a separate account in which the Contract Holder or Participant does not participate in the performance of the assets through unit values or any other interest. The assets of the noninsulated, nonunitized separate account may be charged with liabilities arising out of any other business of the Company.

     Contract Holders and Participants allocating funds to the Long-Term Classification of GAA do not receive a unit of ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company. Contract Holders and Participants do not participate in the investment gain or loss from assets accounted for in the separate account. Such gain or loss is borne entirely by the Company. All benefits available to Participants under the Long-Term Classification of GAA are Contract guarantees made by the Company and are accounted for in the separate account. These general account assets are chargeable with liabilities arising out of any other business of the Company.

     The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities. Various immunization techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

   [bullet] Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

   [bullet] Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

   [bullet] Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations which obligations although not rated by Moody's, Standard & Poor's, or other nationally recognized rating services, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.


   [bullet] Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

     In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for non-speculative hedging purposes. In the event the securities prices are anticipated to decline, the Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the nonunitized separate account. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY OF GAA, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS NOR WILL THE GUARANTEED INTEREST RATES ESTABLISHED BY THE COMPANY UNDER THE LONG-TERM CLASSIFICATION NECESSARILY RELATE TO THE PERFORMANCE OF THE NONUNITIZED SEPARATE ACCOUNT.

                           DISTRIBUTION OF CONTRACTS

     The Company will serve as Underwriter for the securities sold herein. The Company is registered as a broker-dealer with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. (NASD). As Underwriter, the Company will contract with one or more registered broker-dealers ("Distributors") to offer and sell the Contracts. The Company and one or more affiliates may also sell the Contracts directly. All registered representatives for the Distributor will also be licensed as insurance agents to sell Variable Annuity Contracts. For additional information, see the Contract Prospectus.

                               TAX CONSIDERATIONS

     Contract Holders and Participants should seek advice from their tax advisers as to the application of federal (and where applicable, state and local) tax laws to amounts received by them and by their beneficiaries under the Contracts. Please refer to the applicable Contract Prospectus for further information.

TAXATION OF THE COMPANY

     The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. All assets supporting the Annuity obligations of GAA are owned by the Company. Any income earned on such assets is considered income to the Company.

TAXATION OF ANNUITIES

     Generally, any income earned on GAA deposits is not taxable to individual Contract Holders or Participants until distributed from the Contract. For further information concerning the tax treatment of Purchase Payments and distributions from the Contracts, please refer to the applicable Contract Prospectus.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and into the Registration Statement on Post-Effective Amendment No. 2 on Form S-2 in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the securities offered by this Prospectus has been passed upon by Counsel of the Company.

                              FURTHER INFORMATION

     This Prospectus does not contain all of the information contained in the registration statement of which the Prospectus is a part, and certain portions of the registration statement have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The information so omitted may be obtained from the offices of the Commission, as set forth under "Available Information," upon payment of the prescribed fee.

                                   INQUIRIES

     You may direct inquiries by writing directly to us at the address shown on the cover page of this Prospectus or by calling (800)-GAA-FUND or
(800)-422-3863.

                                   APPENDIX I
                EXAMPLES OF MARKET VALUE ADJUSTMENT CALCULATIONS

     The following are examples of Market Value Adjustment ("MVA") calculations using several hypothetical Deposit Period yields and current yields. These examples do not include the effect of any deferred sales charge that may be assessed under the Contract upon withdrawal.

EXAMPLE I

Assumptions:

 i, the Deposit Period yield, is 8%
 j, the current yield, is 10%
 x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

    MVA  = {(1 + i)}    x
           ---------   ---
            (1 + j)    365

         = {(1.08)}    927
           --------    ---
            (1.10)     365

        = .9545

In this example, the Deposit Period yield of 8% is less than the current yield of 10%; therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,095.34 withdrawal from the Guaranteed Term.

Assumptions:

 i, the Deposit Period yield, is 5%
 j, the current yield, is 6%
 x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

    MVA  = {(1 + i)}    x
           ---------   ---
            (1 + j)    365

         = {(1.05)}    927
           --------    ---
            (1.06)     365

         = .9762

In this example, the Deposit Period yield of 5% is less than the current yield of 6%; therefore, the MVA is less than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the deduction of the negative MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be increased to compensate for the negative MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the Guaranteed Term.

EXAMPLE II

Assumptions:

 i, the Deposit Period yield, is 10%
 j, the current yield, is 8%
 x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

    MVA  = {(1 + i)}    x
           ---------   ---
            (1 + j)    365

         = {(1.08)}    927
           --------    ---
            (1.10)     365

         = 1.0477

In this example, the Deposit Period yield of 10% is greater than the current yield of 8%; therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,908.94 withdrawal from the Guaranteed Term.

Assumptions:

 i, the Deposit Period yield, is 5%
 j, the current yield, is 4%
 x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the Guaranteed Term, is 927.

    MVA  = {(1 + i)}    x
           ---------   ---
            (1 + j)    365

         = {(1.05)}    927
           --------    ---
            (1.04)     365

         = 1.0246

In this example, the Deposit Period yield of 5% is greater than the current yield of 4%; therefore, the MVA is greater than 1. The amount withdrawn from the Guaranteed Term is multiplied by this MVA.

If a withdrawal or transfer of a stated percentage is requested, the value withdrawn from a Guaranteed Term will reflect the addition of the positive MVA Amount. However, if a withdrawal or transfer request of a specific dollar amount is requested, the amount withdrawn from a Guaranteed Term will be decreased to reflect the positive MVA Amount. For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the Guaranteed Term.

                                  APPENDIX II
                   EXAMPLES OF MARKET VALUE ADJUSTMENT YIELDS

     The following hypothetical examples show the Market Value Adjustment based on a given current yield at various times remaining in the Guaranteed Term. Table A illustrates figures based on a Deposit Period yield of 10%; Table B illustrates figures based on a Deposit Period yield of 5%. The Market Value Adjustment will have either a positive or negative influence on the amount withdrawn from or remaining in a Guaranteed Term. Also, the amount of the Market Value Adjustment generally decreases as the end of the Guaranteed Term approaches.

TABLE A: Deposit Period Yield of 10%

            Change in
             Deposit
Current      Period                                    Time Remaining to
Yield         Yield                               Maturity of Guaranteed Term
---------   ------------   ---------------------------------------------------------------------------
                           8 Years      6 Years      4 Years      2 Years      1 Year      3 Months
                           ----------   ----------   ----------   ----------   ---------   ----------
   15%          +5%         -29.9%       -23.4%       -16.3%        -8.5%       -4.3%        -1.1%
   13%          +3%         -19.4        -14.9        -10.2         -5.2        -2.7         -0.7
   12%          +2%         -13.4        -10.2         -7.0         -3.5        -1.8         -0.4
   11%          +1%          -7.0         -5.3         -3.6         -1.8        -0.9         -0.2
    9%          -1%           7.6          5.6          3.7          1.8         0.9          0.2
    8%          -2%          15.8         11.6          7.6          3.7         1.9          0.5
    7%          -3%          24.8         18.0         11.7          5.7         2.8          0.7
    5%          -5%          45.1         32.2         20.5          9.8         4.8          1.2

TABLE B: Deposit Period Yield of 5%

            Change in
             Deposit
Current      Period                                    Time Remaining to
Yield         Yield                               Maturity of Guaranteed Term
---------   ------------   ---------------------------------------------------------------------------
                           8 Years      6 Years      4 Years      2 Years      1 Year      3 Months
                           ----------   ----------   ----------   ----------   ---------   ----------
    9%          +4%         -25.9%       -20.1%       -13.9%        -7.2%       -3.7%        -0.9%
    8%          +3%         -20.2        -15.6        -10.7         -5.5        -2.8         -0.7
    7%          +2%         -14.0        -10.7         -7.3         -3.7        -1.9         -0.5
    6%          +1%          -7.3         -5.5         -3.7         -1.9        -0.9         -0.2
    4%          -1%           8.0          5.9          3.9          1.9         1.0          0.2
    3%          -2%          16.6         12.2          8.0          3.9         1.9          0.5
    2%          -3%          26.1         19.0         12.3          6.0         2.9          0.7
    1%          -4%          36.4         26.2         16.8          8.1         4.0          1.0

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Not Applicable

Item 15. Indemnification of Directors and Officers

Reference is hereby made to Section 33-771(f) of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and Section 33-776(4) regarding indemnification of officers, employees and agents of Connecticut corporations. These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall indemnify their officers, directors, employees and agents against "liability" (defined as the obligation to pay a judgment, settlement, penalty, fine, excise tax in the case of an employee benefit plan or reasonable expenses incurred with respect to a proceeding). In the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party. The corporation's obligation to provide such indemnification does not apply unless
(1) the individual has met the standard of conduct set forth in Section 33-771; and (2) a determination is made (by majority vote of a quorum of the board of directors who were not parties to the proceeding, or if a quorum cannot be obtained, by a committee of the board selected as described in Section 33-775(b)(2); by special legal counsel selected by the board of directors or members thereof as described in Section 33-775(b)(3); by shareholders) that the individual met the standard set forth in Section 33-771; or (3) the court, upon application by the individual, determines in view of all the circumstances that such person is reasonably entitled to be indemnified. Also, unless limited by its Certificate of Incorporation, a corporation must indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because of his relationship as director, officer, employee or agent of the corporation.

The statute does specifically authorize a corporation to procure indemnification insurance on behalf of an individual who is or was a director, officer, employer or agent of the corporation. Consistent with the statute, Aetna Inc. has procured insurance from Lloyd's of London and several major United States excess insurers for its directors and officers and the directors and officers of its subsidiaries, including the Depositor.

Item 16. Exhibits

     Exhibits
         (4)      Instruments  Defining  the Rights of Security  Holders(1)

                  (a) Form of Annuity Contract (G-CDA-HF)(2)

                  (b) Form of Annuity Contract (G-CDA-IA(RP))(3)

                  (c) Form of Annuity Contracts (G-CDA-IB(ATORP)),
                      (G-CDA-IB(AORP)), (G-401-IB(X/M)) and (G-CDA-IB(XC/SM))(4)

                  (d) Form of Annuity Contract (G-CDA-ID(DC))(5)

                  (e) Form of Annuity Contract Certificate (GTCC-HF)(6)

                  (f) Form of Annuity Contracts (G-TDA-HH(XC/M)) and
                      (G-TDA-HH(XC/S))(7)

                  (g) Form of Annuity Contract (GTRPC-IA(XC))(8)

                  (h) Form of Annuity Contract (IA-CDA-IA)(9)

                  (i) Form of Annuity Contracts (GID-HF(A)) and (GUD-HF(A))(10)

                  (j) Form of Annuity Contract (GLID-CDA-HO)(11)

                  (k) Form of Annuity Contract (G-CDA-HD)(12)

                  (l) Form of Annuity Contract (G-CDA-IA(RPM/XC))(13)

                  (m) Form of Annuity Contracts and Certificate (G-CDA-95(ORP)),
                      (G-CDA-95(TORP) and (GTCC-95 (ORP)(14)

                  (n) Form of Annuity Contracts and Certificate (G-CDA-ORP),
                      (CDA-IB(TORP)) and (GTCC-95(TORP))(15)

                  (o) Form of Annuity Contracts (IRA-CDA-IC) and (IP-CDA-IB)(16)

                  (p) Form of Annuity Contract (G-CDA-IA)(17)

                  (q) Form of Annuity Contracts (GAIPH-HF) and (GUIH-HF)(18)

                  (r) Form of Annuity Contract (GIP-CDA-HB)(19)

                  (s) Form of Annuity Contracts (GID-CDA-HO) and
                      (GSD-CDA-HO)(20)

                  (t) Form of Annuity Contracts (I-CDA-HD), (GIT-CDA-HO),
                      (GLIT-CDA-HO), (GST-CDA-HO)(21)

                  (u) Form of Annuity Contracts and Certificates (A001RP95
                      Contract), (A007RC95 Certificate), (A020RV95 Contract), and (A027RV95 Certificate)(22)

                  (v) Form of Annuity Contract (G-CDA-96(TORP))(23)

                  (w) Form of Annuity Contracts (GIH-CDA-HB) and
                      (IMT-CDA-HO)(24)

                  (x) Form of Annuity Contracts (IST-CDA-HO) and
                      I-CDA-HD(XC))(25)

                  (y) Form of Annuity Contracts (HRIO-DUA-GIA) and
                      (GA-UPA-GO)(26)

         (5)      Opinion re Legality

         (10) Material contracts are listed under Exhibit 10 in the Company's Form 10-K for the fiscal year ended December 31, 1996 (File No. 33-23376), as filed electronically with the Commission on March 28, 1997. Each of the Exhibits so listed is incorporated by reference as indicated in the Form 10-K

         (23)     (a) Consent of Independent Auditors

                  (b) Consent of Legal Counsel (Included in Item (5) above

         (24)     (a) Powers of Attorney

                  (b) Certificate of Resolution Authorizing Signature by Power
                      of Attorney(16)

Exhibits other than those listed above are omitted because they are not required or are not applicable.

1. Incorporated by reference to Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-60477), as filed electronically on April 15, 1996.

2. Incorporate by reference to Post Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75964), as filed electronically on February 24, 1995.

3. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75986), as filed on February 28, 1995.

4. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 33-42555), as filed on April 4, 1995.

5. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-88722), as filed on January 20, 1995.

6. Incorporated by reference to Post-Effective Amendment No. 60 to Registration Statement on Form N-4 (File No. 2-52449), as filed on February 24, 1995.

7. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 33-75962), as filed on March 24, 1995.

8. Incorporated by reference to Post-Effective Amendment No. 58 to Registration Statement on Form N-4 (File No. 2-52449), as filed on February 29, 1994.

9. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75958), as filed on April 28, 1995.

10. Incorporated by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 33-75982), as filed on April 28, 1995.

11. Incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form N-4 (File No. 33-88722), as filed electronically on November 30, 1995.

12. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75960), as filed on April 28, 1995.

13. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75954), as filed on February 28, 1995.

14. Incorporated by reference to Registration Statement on Form N-4 (File No. 33-91846), as filed on May 1, 1995.

15. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75976), as filed on April 28, 1994.

16. Incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement on Form N-4 (File No. 33-75986), as filed electronically on April 12, 1996

17. Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on Form N-4 (File No. 33-75960), as filed on April 28, 1995.

18. Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 33-75996), as filed on April 21, 1994.

19. Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 33-75984), as filed on April 28, 1995.

20. Incorporated by reference to Post-Effective Amendment No. 12 to Registration Statement on Form N-4 (File No. 33-75982), as filed electronically on February 21, 1997

21. Incorporated by reference to Post-Effective Amendment No. 12 to Registration Statement on Form N-4 (File No. 33-75964), as filed electronically on February 11, 1997

22. Incorporated by reference to Registration Statement on Form N-4 (File No. 333-01107), as filed electronically on February 21, 1996

23. Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4 (File No. 33-91846), as filed electronically on August 6, 1996

24. Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4 (File No. 33-75980), as filed electronically on February 12, 1997

25. Incorporated by reference to Post-Effective Amendment No. 7 to Registration Statement on Form N-4 (File No. 33-75992), as filed electronically on February 13, 1997

26. Incorporated by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4 (File No. 33-75974), as filed electronically on February 28, 1997.

Item 17. Undertakings

     The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

     (a) Rule 415 offerings:

         (1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Request for Acceleration of Effective Date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 18. Financial Statements and Schedules

Not Applicable

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 33-60477) to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on this 4th day of April, 1997.

                              By:    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                              By:    Daniel P. Kearney*
                                     ----------------------------------------
                                     Daniel P. Kearney
                                     President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                                                                    Date

Daniel P. Kearney*                Director and President                                              )
--------------------------------  (principal executive officer)                                       )
Daniel P. Kearney                                                                                     )
                                                                                                      )
Timothy A. Holt*                  Director  and Chief Financial Officer                               )
--------------------------------                                                                      )    April
Timothy A. Holt                                                                                       )    4, 1997
                                                                                                      )
Christopher J. Burns*             Director                                                            )
--------------------------------                                                                      )
Christopher J. Burns                                                                                  )
                                                                                                      )
Laura R. Estes*                   Director                                                            )
--------------------------------                                                                      )
Laura R. Estes                                                                                        )
                                                                                                      )
J. Scott Fox*                     Director                                                            )
--------------------------------                                                                      )
J. Scott Fox                                                                                          )
                                                                                                      )
Gail P. Johnson*                  Director                                                            )
--------------------------------                                                                      )
Gail P. Johnson                                                                                       )
                                                                                                      )
John Y. Kim*                      Director                                                            )
--------------------------------                                                                      )
John Y. Kim                                                                                           )


                                                                                                      )
Shaun P. Mathews*                 Director                                                            )
--------------------------------                                                                      )
Shaun P. Mathews                                                                                      )
                                                                                                      )
                                                                                                      )
Glen Salow*                       Director                                                            )
--------------------------------                                                                      )
Glen Salow                                                                                            )
                                                                                                      )
                                                                                                      )
Creed R. Terry*                   Director                                                            )
--------------------------------                                                                      )
Creed R. Terry                                                                                        )
                                                                                                      )
Deborah Koltenuk*                 Vice President and Treasurer, Corporate Controller                  )
--------------------------------                                                                      )
Deborah Koltenuk                                                                                      )


By: /s/ Julie E. Rockmore
    ------------------------------------------------------------
    Julie E. Rockmore
    *Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.            Exhibit                                                                                 Page
                                                                                                                 *
16(4)(a)               Instruments Defining the Rights of Security Holders                                       *
through (y)

16(5)                  Opinion re Legality
                                                                                                            ------------

16(10)                 Material Contracts                                                                        *

16(23)(a)              Consent of Independent Auditors
                                                                                                            ------------

16(23)(b)              Consent of Legal Counsel (Included in Item 16(5) above)                                   *

16(24)(a)              Powers of Attorney                                                                   -------------

16(24)(b)              Certificate of Resolution Authorizing Signature of Power of Attorney                      *

*Incorporated by reference